Exhibit 99.2

Novastar Resources in Formal Negotiations to Merge with Thorium Power, Inc.

Novastar Resources Ltd. (OTCBB: NVAS), a commercial mining firm engaged in the exploration of Thorium, Platinum Group Metals, and Rare Earth Metals, has today announced that it is in formal discussions relating to a business combination with privately held Thorium Power, Inc. with offices in the Washington D.C. area. Upon consummation of the proposed merger, the shareholders of Thorium Power would own a slight majority of the combined company.

Novastar Resources expects to enter into definitive agreements with Thorium Power relating to the business combination during the first calendar quarter of 2006. The closing would be subject to customary closing conditions, including satisfactory completion of due diligence by both parties. The combined company also anticipates a name change to "Thorium Power, Ltd." and a related symbol change.

The acquisition of Thorium Power would strengthen the Novastar Resources business model by combining the intellectual property assets of Thorium Power with the mineral properties of Novastar Resources and the benefits of being a publicly-traded company. In addition, upon closing of the proposed merger, Seth Grae will be named the CEO of the combined company.

Novastar Resources COO and Interim CEO, Dr. Charles Merchant, stated "We expect the merger to allow for the production of nuclear power with enhanced proliferation resistance and the ability to produce electricity through the elimination of existing plutonium stockpiles. We also expect the merger to enhance the value of our existing mining properties.”

Thorium Power, Inc. President Seth Grae commented "Today marks exactly 14 years since the incorporation of Thorium Power. The timing is now perfect to combine Novastar Resources’ access to the public capital markets, institutional investor base and mining properties with Thorium Power’s technology and government and industry relationships. We believe this merger is the best way to maximize shareholder value for all shareholders involved in both companies."

About Thorium Power, Inc.

Thorium Power, Inc. was founded in 1992 to develop technology invented by Dr. Alvin Radkowsky, the first chief scientist of the U.S. Naval Reactors program under Admiral H.G. Rickover from 1950-1972 and head of the design team of the first commercial nuclear power plant in Shippingport, Pennsylvania. The Company was formed to develop and deploy nuclear fuel designs developed by Dr. Radkowsky to stop the production of weapons suitable plutonium and eliminate existing plutonium stockpiles. Thorium Power, Inc. has been collaborating with nuclear scientists and engineers at Russia's prestigious Kurchatov Institute since 1994. For more information, please visit: www.thoriumpower.com.

About Novastar Resources

Novastar Resources, Ltd. is a publicly traded company within the commercial mining sector and is a significant commercial mining source of Thorium, a naturally occurring metal that can be used to provide nuclear energy, with non-proliferation, waste, and economic advantages, in comparison to standard Uranium fuels. The company's stock is traded and quoted on the OTC Bulletin Board under the symbol NVAS. Further information is available on the company's website at www.novastarresources.com.

Safe Harbor Statement This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contact

Dr. Charles Merchant, Chief Operating Officer
Telephone (800) 685-8082

or

David J. DiRicco, Investor Relations
(877) 995-0992